Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), dated as of March 6, 2026 (the “Effective Date”), is by and among Palogic Value Management, L.P., a Delaware limited partnership (“PVM”), Palogic Value Fund, L.P., a Delaware limited partnership (“PVF”), Palogic Capital Management, LLC, a Delaware limited liability company (“PCM”), in each case, on behalf of themselves, their affiliates and their affiliated funds (such affiliates and funds, together with PVM, PVF and PCM, collectively, “Palogic”), and Open Lending Corporation, a Delaware corporation (the “Company”). Capitalized terms in this Agreement will have the meanings set forth in this Agreement.
WHEREAS, the Company and Palogic have engaged in certain discussions concerning the Company; and
WHEREAS, Palogic previously submitted a stockholder proposal to the Company pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (as amended, the “Exchange Act”), requesting that the Board of Directors of the Company (the “Board”) take the steps necessary to declassify the Board so that all directors are elected on an annual basis (the “Stockholder Proposal”);
WHEREAS, the Company and Palogic desire to enter into an agreement regarding the composition of the Board, certain recommendations of the Board relating to the Stockholder Proposal, and certain other matters, in each case, on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Palogic and the Company agree as follows:
1.Board of Directors; Stockholder Proposal.
(a)New Director. The Company will include William Dabbs Cavin (the “New Director”) as a nominee on the Company’s slate of nominees for the election of Class III directors at the upcoming 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”). The Company will recommend that the Company’s stockholders vote in favor of the election of the New Director at the 2026 Annual Meeting and will support the New Director for election in a manner consistent with its support for the other nominees of the Company.
(b)New Director Agreements, Arrangements and Understandings. Palogic represents, warrants, and agrees that neither it nor any of its affiliates (i) has paid or will pay any compensation to the New Director in connection with the New Director’s service on the Board, (ii) has or will have any agreement, arrangement or understanding, written or oral, with the New Director regarding the New Director’s service on the Board or (iii) has or will have any agreement, arrangement or understanding with any third party regarding such third party’s investment in the Company, any strategic, capital, management or other operational matter with respect to the Company, any potential transaction involving the Company, or the acquisition, voting or disposition of any securities of the Company.
(c)Company Policies. The parties acknowledge that the New Director will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related person transactions, fiduciary duties, codes of conduct, trading and disclosure policies, and other governance guidelines and policies of the Company as other directors of the Company (collectively, “Company Policies”), and will have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all non-management directors of the Company. Palogic understands that the New Director will not disclose to Palogic or any of its affiliates or any other person or entity not Affiliated with the Company any confidential information of the Company, and Palogic will not, and will cause its Affiliates not to, seek to obtain confidential information of the Company from the New Director.
(d)[Intentionally Deleted].
(e)Stockholder Proposal. The Board will recommend that the stockholders of the Company vote in favor of the Stockholder Proposal at the 2026 Annual Meeting, and the Company will include a statement to that effect in its proxy statement relating to the 2026 Annual Meeting.
(f)Termination. The Company’s obligations under this Section 1 will terminate upon any material breach of this Agreement by Palogic or any of its Affiliates, as applicable, upon five business days’ written notice by the Company to Palogic if such breach has not been cured within such notice period.
2.Cooperation.
(a)Non-Disparagement. Palogic and the Company agree that, from the Effective Date until the date that is 30 calendar days prior to the opening of the nomination period under the Company’s Bylaws to submit director candidates for election to the Board at the 2027 Annual Meeting of Stockholders (the “2027 Annual Meeting” and, such period, the “Cooperation Period”), the Company and Palogic will refrain from making, and will cause their respective controlling and controlled (and under common control) Affiliates and its and their respective principals, directors, members, partners, officers and employees (collectively, “Covered Persons”) not to make or cause to be made, any statement or announcement that constitutes an ad hominem attack on, or that otherwise disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of (i) in the case of any such statements or announcements by Palogic or its Covered Persons, the Company and its Affiliates or any of its or their current or former Covered Persons and (ii) in the case of any such statements or announcements by the Company or its Covered Persons, Palogic and its Affiliates or any of their current or former Covered Persons, in each case, including, but not limited to, (A) in any statement (oral or written), document or report filed with, furnished or otherwise provided to the SEC (as defined below) or any other governmental agency or regulatory authority, (B) in any press release or other publicly available format, or (C) to any journalist or member of the media (including, in a television, radio, newspaper, podcast or magazine interview or Internet or social media communication). The foregoing will not (1) restrict the ability of any person to comply with any subpoena or other legal process or respond to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought or to enforce such person’s rights hereunder, (2) apply to any private communications among Palogic and its Affiliates, Covered Persons, limited partners and Representatives (in their capacity as such) (“Palogic Parties”), on the one hand, and among the Company and its Affiliates, Covered Persons and Representatives (in their capacity as such) (“Company Parties”), on the other hand, or (3) apply to private communications between any Palogic Parties and any Company Parties.
(b)Voting of the Palogic’s Shares. During the Cooperation Period, Palogic will cause all of the outstanding common shares, par value $0.01, of the Company (“Company Common Shares”) that such Palogic or any of its controlling or controlled (or under common control) Affiliates has the right to vote (or to direct the vote) as of the applicable record date, to be present in person or by proxy for quorum purposes and to be voted at any meeting of stockholders of the Company or at any adjournments or postponements thereof, and to consent, and deliver such consent in connection with any action by written consent in lieu of a meeting, (i) in favor of each director nominated and recommended by the Board for election at the 2026 Annual Meeting, or, if applicable, any other meeting of stockholders of the Company or through any action by written consent of stockholders of the Company, in each case, during the Cooperation Period, (ii) against any stockholder nominations for director that are not approved and recommended by the Board for election at any such meeting or through any such written consent, (iii) against any proposals or resolutions to remove any member of the Board (unless such proposal or resolution is supported by the Board), and (iv) in accordance with recommendations by the Board on all other proposals or business that may be the subject of stockholder action at such meetings or in such written consents.
(c)Standstill. During the Cooperation Period, Palogic will not, and will cause its controlling and controlled (and under common control) Affiliates and its and their respective Representatives acting on their behalf (collectively with Palogic, the “Restricted Persons”) to not, directly or indirectly, without the prior written consent, invitation, or authorization of the Company or the Board:
(i)acquire, or offer or agree to acquire, by purchase or otherwise, or direct any Third Party (as defined below) in the acquisition of record or beneficial ownership of or economic exposure to any Voting Securities (as defined below) or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to any Voting Securities, in each case, if such acquisition, offer, agreement or transaction would result in Palogic (together with its Affiliates) having beneficial ownership of, or aggregate economic exposure to, more than 9.9% of the Company Common Shares outstanding at such time (it being agreed that the Company shall make appropriate provision for Palogic in the event of the adoption of any shareholder rights plan, control share provision or similar mechanism, so that Palogic will not be restricted from beneficially owning Voting Securities up to 9.9% of the Company Common Shares outstanding at any one time);

(ii)other than in open market sale transactions where the identity of the purchaser is not known, sell, offer, or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, any Voting Securities of the Company held by the Restricted Persons to any Third Party that would result in such Third Party, together with its Affiliates, owning, controlling or otherwise having any Beneficial Ownership or other ownership interest representing in the aggregate at least 5.0% of the shares of Common Stock outstanding at such time;
(iii)(A) call or seek to call (publicly or otherwise), alone or in concert with others, a meeting of the Company’s stockholders or act by written consent in lieu of a meeting (or the setting of a record date therefor), (B) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as expressly set forth in Section 1, (C) make or be the proponent of any stockholder proposal to the Company or the Board or any committee thereof, except as expressly set forth in Section 1, (D) seek, alone or in concert with others (including through any “withhold” or similar campaign), the removal of any member of the Board, or (E) conduct a referendum of stockholders of the Company;
(iv)make any request for stock list materials or other books and records of the Company or any of its subsidiaries under Section 220 of the Delaware General Corporation Law or any other statutory or regulatory provisions providing for stockholder access to books and records;
(v)engage in any “solicitation” (as such term is used in the proxy rules promulgated under the Exchange Act (as defined below)) of proxies or consents with respect to the election or removal of directors of the Company or any other matter or proposal relating to the Company or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies or consents;
(vi)make or submit to the Company or any of its Affiliates any proposal for, or offer of (with or without conditions), either alone or in concert with others, any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale of all or substantially all assets, recapitalization, restructuring, liquidation, dissolution or similar extraordinary transaction involving the Company (including its subsidiaries and joint ventures or any of their respective securities or assets) (each, an “Extraordinary Transaction”), either publicly or in a manner that would reasonably be expected to require public disclosure by the Company or any of the Restricted Persons (it being understood that the foregoing will not restrict the Restricted Persons from tendering shares, receiving consideration or other payment for shares, or otherwise participating in any Extraordinary Transaction on the same basis as other stockholders of the Company);
(vii)make any public proposal concerning the Company or aimed at influencing the management or direction of the Company, including, without limitation,

with respect to (A) any change in the number or identity of directors of the Company or the filling of any vacancies on the Board other than as provided under Section 1 of this Agreement, (B) any change in the capitalization, capital allocation policy or dividend policy of the Company, (C) any other change to the Board or the Company’s management or corporate or governance structure, (D) any waiver, amendment or modification to the Company’s Certificate of Incorporation or the Bylaws, as amended, (E) causing the Company Common Shares to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (F) causing the Company Common Shares to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;
(viii)knowingly encourage or advise any Third Party or knowingly assist any Third Party in encouraging or advising any other person with respect to (A) the giving or withholding of any proxy relating to, or other authority to vote, any Voting Securities, or (B) conducting any type of referendum relating to the Company, other than such encouragement or advice that is consistent with the Board’s recommendation in connection with such matter, or as otherwise specifically permitted under this Agreement;
(ix)form, join or act in concert with any “group” as defined in Section 13(d)(3) of the Exchange Act, with respect to any Voting Securities, other than solely with Affiliates of Palogic with respect to Voting Securities now or hereafter owned by it;
(x)enter into a voting trust, arrangement or agreement with respect to any Voting Securities, or subject any Voting Securities to any voting trust, arrangement or agreement (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like), in each case other than (A) this Agreement, (B) solely with Affiliates of Palogic or (C) granting proxies in solicitations approved by the Board;
(xi)engage in any short sale or any purchase, sale, or grant of any option, warrant, convertible security, share appreciation right, or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than any index fund, exchange traded fund, benchmark fund or broad basket of securities) that includes, relates to, or derives any significant part of its value from a decline in the market price or value of the Voting Securities and would, in the aggregate or individually, result in Palogic ceasing to have a “net long position” in the Company;
(xii)sell, offer or agree to sell, all or substantially all, directly or indirectly, through swap or hedging transactions or otherwise, voting rights decoupled from the underlying Voting Securities held by a Restricted Person to any Third Party;
(xiii)institute, solicit or join as a party any litigation, arbitration or other proceeding against or involving the Company or any of its subsidiaries or any of its or their respective current or former directors or officers (including derivative actions); provided, however, that for the avoidance of doubt, the foregoing will not prevent any Restricted Person from bringing litigation against the Company to enforce any provision of this Agreement instituted in accordance with and subject to Section 9;

(xiv)enter into any negotiations, agreements, arrangements, or understandings (whether written or oral) with any Third Party to take any action that the Restricted Persons are prohibited from taking pursuant to this Section 2(c); or
(xv)make any request or submit any proposal to amend or waive the terms of this Agreement (including this subclause), in each case publicly or which would reasonably be expected to result in a public announcement or disclosure of such request or proposal.
Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement (including but not limited to the restrictions in this Section 2(c)) will prohibit or restrict any of the Restricted Persons from (a) making any factual statement to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over such person from whom information is sought (so long as such process or request did not arise as a result of discretionary acts by any Restricted Person), (b) granting any liens or encumbrances on any claims or interests in favor of a bank or broker-dealer or prime broker holding such claims or interests in custody or prime brokerage in the ordinary course of business, which lien or encumbrance is released upon the transfer of such claims or interests in accordance with the terms of the custody or prime brokerage agreement(s), as applicable, (c) negotiating, evaluating and/or trading, directly or indirectly, in any index fund, exchange traded fund, benchmark fund or broad basket of securities which may contain or otherwise reflect the performance of, but not primarily consist of, securities of the Company or (d) privately communicating with the Board or the Company’s senior executives, or members of the investor relations team made available for communications involving broad-based groups of investors (including through participation in investor meetings and/or conferences), regarding any matter, or privately requesting a waiver of any provision of this Agreement, as long as such private communications or requests would not reasonably be expected to require public disclosure of such communications or requests by the Company or any of the Restricted Persons.
3.Public Announcement. The Company will file with the SEC a Current Report on Form 8-K (the “Form 8-K”) disclosing its entry into this Agreement and including a copy of this Agreement as an exhibit thereto. The Company will provide Palogic and its Representatives with a copy of such Form 8-K prior to its filing with the SEC and will consider in good faith any timely comments of Palogic and its Representatives. Neither the Company or any of its Affiliates nor Palogic or any of its Affiliates will make any public statement regarding this Agreement or the subject matter hereof prior to the filing of the Form 8-K without the prior written consent of the other party, and during the period commencing on the date hereof and ending on the date this Agreement terminates, no Party will make any public announcement or statement that is inconsistent with or contrary to the statements made in the Form 8-K, except to the extent required by law or the rules and regulations under any stock exchange or governmental entity.
4.Representations and Warranties of the Company. The Company represents and warrants to Palogic as follows: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed, and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and, assuming the valid execution and delivery hereof by each of the other parties hereto, is enforceable against the Company in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.
5.Representations and Warranties of Palogic. Palogic represents and warrants to the Company as follows: (a) Palogic has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed, and delivered by Palogic, constitutes a valid and binding obligation and agreement of Palogic and, assuming the valid execution and delivery hereof by each of the other parties hereto, is enforceable against Palogic in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) the execution, delivery and performance of this Agreement by Palogic does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Palogic, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which Palogic is a party or by which it is bound; and (d) except as set forth on Annex A to this Agreement, Palogic does not beneficially own or have any economic exposure to any Voting Securities, and the information set forth on Annex A is true, complete and accurate as of the date of this Agreement.
6.Definitions. For purposes of this Agreement:
(a)the term “Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act and, for the avoidance of doubt, will include persons who become Affiliates of any person on or subsequent to the date of this Agreement; provided, that none of the Company or its Affiliates or Representatives, on the one hand, and Palogic and its Affiliates or Representatives, on the other hand, will be deemed to be “Affiliates” with respect to the other for purposes of this Agreement; provided, further, that “Affiliates” of a person will not include any entity, solely by reason of the fact that one or more of such person’s employees or principals serves as a member of its board of directors or similar governing body, unless such person otherwise controls such entity (as the term “control” is defined in Rule 12b-2 promulgated by the SEC under the Exchange Act);
(b)the terms “beneficial owner” and “beneficially own” have the meaning set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act except that a person will also be deemed to be the beneficial owner of all shares of the Company’s capital stock which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, and all shares of the Company’s capital stock which such person or any of such person’s Affiliates has or shares the right to vote or dispose;
(c)the term “business day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is closed;
(d)the terms “person” or “persons” will be interpreted broadly to include any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;
(e)the term “Representatives” means a party’s directors, principals, members, general partners, managers, officers, employees, agents, and other representatives;
(f)the term “SEC” means the U.S. Securities and Exchange Commission;
(g)the term “Third Party” means any person that is not a party to this Agreement or an Affiliate thereof, a director or officer of the Company, or legal counsel to any party to this Agreement; and
(h)the term “Voting Securities” means the Company Common Shares and any other Company securities entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities (including, for the avoidance of doubt, convertible notes or other convertible debt securities), whether or not subject to the passage of time or other contingencies; provided, that as pertains to any obligations of Palogic or any Restricted Persons hereunder (including under Section 2(c)), “Voting Securities” will not include any securities contained in any index fund, exchange traded fund, benchmark fund or broad basket of securities which may contain or otherwise reflect the performance of, but not primarily consist of, securities of the Company.
7.Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard to this Agreement will be in writing and will be deemed validly given, made, delivered or served, if (a) given by email, when sent to the email address set forth below (as applicable), (b) given by a nationally recognized overnight carrier, one business day after being sent, or (c) if given by any other means, when actually received during normal business hours at the address specified in this Section:

if to the Company:
Open Lending Corporation
1501 S. MoPac Expressway
Suite 450
Austin, Texas 78746
Attention:    Ben Massey, General Counsel and Corporate Secretary
Email:     bmassey@openlending.com
with a copy to (which will not constitute notice) to:
Jones Day
250 Vesey Street
New York City, NY 10281
Attention:    Randi Lesnick
Braden McCurrach
Email:    rclesnick@jonesday.com
bmccurrach@jonesday.com
if to Palogic:
Palogic Value Management, L.P.
8333 Douglas Avenue, Suite 775
Dallas, Texas 75225
Attention:    Ryan Vardeman
Email:    rvardeman@palogicfund.com
with a copy (which will not constitute notice) to:
Foley & Lardner LLP
2021 McKinney Avenue, 16th Floor
Dallas, Texas 75201
Attention:    Evan Stone
Email:    estone@foley.com
At any time, any party hereto may, by notice given in accordance with this Section 7 to the other party, provide updated information for notices hereunder.
8.Expenses. Within ten business days of the receipt of appropriate documentation, the Company will pay to Palogic by certified check or wire transfer of immediately available funds to reimburse Palogic for the reasonable, documented and out-of-pocket fees and expenses incurred in connection with its communication and meetings with representatives of the Board and the Company’s management, the submission and negotiation relating to the Stockholder Proposal, the negotiation and execution of this Agreement, and all of its other activities and matters related to the foregoing, including, but not limited to, the fees and disbursements of outside counsel; provided, that such reimbursement shall not exceed $30,000 in the aggregate.
9.Specific Performance; Remedies; Venue; Waiver of Jury Trial.
(a)The Company and Palogic acknowledge and agree that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Company and Palogic will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. FURTHERMORE, THE COMPANY AND PALOGIC AGREE (1) THE NON-BREACHING PARTY WILL BE ENTITLED TO INJUNCTIVE AND OTHER EQUITABLE RELIEF, WITHOUT PROOF OF ACTUAL DAMAGES, (2) THE BREACHING PARTY WILL NOT PLEAD IN DEFENSE THERETO THAT THERE WOULD BE AN ADEQUATE REMEDY AT LAW, AND (3) THE BREACHING PARTY AGREES TO WAIVE ANY BONDING REQUIREMENT UNDER ANY APPLICABLE LAW, IN THE CASE THAT ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF. THIS AGREEMENT WILL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.
(b)Each of the Company and Palogic (i) irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the federal or other state courts located in Wilmington, Delaware), (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such courts, (iii) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement will be brought, tried and determined only in such courts, (iv) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (v) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than the aforesaid courts. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7 or in such other manner as may be permitted by applicable law as sufficient service of process, will be valid and sufficient service thereof; provided that such process or other papers in connection with any such action or proceeding is also contemporaneously delivered to the email address of such party set forth in Section 7 hereof (for the avoidance of doubt, such email will not in and of itself constitute effective service of process).
(c)Each of the parties, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right that such party may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement, or any of the transactions contemplated thereby, or any course of conduct, dealing, statements (whether oral or written), or actions of any of them. No party hereto will seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.
10.Severability. If at any time subsequent to the Effective Date, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement.
11.Termination. This Agreement will automatically terminate on the expiration of the Cooperation Period and will have no further force and effect, except that Section 1(f) and Sections 7 through 16 will survive termination of this Agreement. Notwithstanding the foregoing, no termination of this Agreement will relieve any party of liability for any breach of this Agreement arising prior to such termination.
12.Counterparts. This Agreement may be executed in counterparts and by scanned computer image (such as .pdf), each of which will be deemed to be an original copy of this Agreement.
13.No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Company and Palogic and is not enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other parties, and any assignment in contravention hereof will be null and void.
14.No Waiver. No failure or delay by any party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
15.Entire Understanding; Amendment. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersede any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement. This Agreement may be amended only by an agreement in writing executed by the Company and Palogic.
16.Interpretation and Construction. The Company and Palogic each acknowledge that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by the Company and Palogic, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation. References to specified rules promulgated by the SEC will be deemed to refer to such rules in effect as of the date of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” When a reference is made in this Agreement to any Section, such reference will be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” will be construed to have the same meaning as the word “will.” The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented (and, in the case of any law, rule or statute, includes the other rules and regulations promulgated thereunder).
[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the Effective Date.

Company

Open Lending Corporation

By:	/s/ Jessica Buss
Name: Jessica Buss
Title: Chief Executive Officer
Palogic

Palogic Value Management, L.P.
By: Palogic Capital Management, LLC, its General Partner
By:	/s/ Ryan Vardeman
Name: Ryan Vardeman
Title: Sole Member
Palogic Value Fund, L.P.
By: Palogic Value Management, L.P., its General Partner By: Palogic Capital Management, LLC, its General Partner
By:	/s/ Ryan Vardeman
Name: Ryan Vardeman
Title: Sole Member

Palogic Capital Management, LLC

By:	/s/ Ryan Vardeman
Name: Ryan Vardeman
Title: Sole Member
[Signature Page to Cooperation Agreement]

ANNEX A

PALOGIC OWNERSHIP
Beneficial Ownership and/or Economic Exposure of Palogic (including controlled Affiliates and Associates)

Palogic Party	Beneficial Ownership (Number of Voting Securities)	Derivative or Economic Exposure
Palogic Value Fund, LP	4,307,100	N/A
Palogic Value Management, LP*	4,307,100	N/A
Palogic Capital Management, LLC*	4,307,100	N/A

*All shares held directly by Palogic Value Fund. Palogic Value Management and Palogic Capital Management do not own any shares of Company Common Stock directly and disclaim beneficial ownership of any shares of Company Common Stock owned by Palogic Value Fund.